Aduro Clean Technologies Inc.

Consolidated Financial Statements

For the Year Ended May 31, 2024

(Expressed in Canadian Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Aduro Clean Technologies Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Aduro Clean Technologies Inc. (the "Company") as of May 31, 2024 and 2023, and the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for each of the years in the two-year period ended May 31, 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended May 31, 2024, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement, whether due to fraud or error. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company's auditor since 2018.

Vancouver, Canada

September 11, 2024

Aduro Clean Technologies Inc. Consolidated Statements of Financial Position Expressed in Canadian Dollars
	May 31, 2024	May 31, 2023
ASSETS
Current
Cash and cash equivalents	$2,814,576	$4,046,634
Deposits and prepaid expenses (Note 5)	341,244	392,114
Other receivables (Note 6)	328,277	464,906
Deferred transaction costs (Note 23)	218,480	-
	3,702,577	4,903,654
Non-current
Property and equipment (Note 7)	3,128,632	2,553,702
Right of use assets (Note 8)	125,542	122,104
Intangible assets (Note 9)	-	1,366
	3,254,174	2,677,172
Total Assets	$6,956,751	$7,580,826
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Trade payables and other current liabilities (Note 13)	$461,947	$455,048
Lease liability - current portion (Note 11)	40,356	34,765
Debt (Note 10)	-	27,478
	502,303	517,291
Non-current
Lease liability - non-current portion (Note 11)	98,230	95,734
	98,230	95,734
Shareholders' equity (Note 12)
Share capital	22,477,986	15,396,907
Warrant reserve	1,328,901	2,557,918
Contributed surplus	5,445,407	4,472,191
Accumulated deficit	(22,896,076)	(15,459,215)
	6,356,218	6,967,801
Total Liabilities and Shareholders' Equity	$6,956,751	$7,580,826

Nature and continuance of operations (Note 1) Subsequent events (Note 23)

Approved on behalf of the Board of Directors on September 11, 2024:

"Ofer Vicus"                     , Director  "Peter Kampian"               , Director

The accompanying notes are an integral part of these audited consolidated financial statements.

Aduro Clean Technologies Inc. Consolidated Statements of Loss and Comprehensive Loss Expressed in Canadian Dollars
	Year ended May 31, 2024	Year ended May 31, 2023
Revenue (Note 14)	$337,516	$109,629

Expenses
Research and development (Note 17)	3,258,268	2,528,403
General and administrative (Note 16)	4,058,954	3,269,407
Depreciation and amortization	431,153	151,313
Finance costs (Note 15)	13,299	17,628
Foreign exchange	10,191	6,195
	7,771,865	5,972,946
Loss before other items	(7,434,349)	(5,863,317)

Other item
Loss on sale of vehicle (Note 7)	(2,512)	-
Loss and comprehensive loss	$(7,436,861)	$(5,863,317)
Basic and diluted loss per share *	$(0.36)	$(0.33)
Weighted average number of common shares outstanding *	20,434,819	17,553,507

* Subsequent to May 31, 2024, the Company consolidated its common shares on the basis of one post-consolidation share for every three and one quarter pre-consolidation shares. The Company's basic and diluted loss per share has been presented on a post-consolidation basis. Unless otherwise stated, all other share capital amounts are presented on a pre-consolidation basis.

The accompanying notes are an integral part of these audited consolidated financial statements.

Aduro Clean Technologies Inc. Consolidated Statements of Changes in Equity Expressed in Canadian Dollars
	Share Capital
	Number of Shares	Amount	Warrant Reserve	Contributed Surplus	Deficit	Total
Balance, May 31, 2022	52,303,039	$6,529,316	$2,547,457	$2,913,752	$(9,595,898)	$2,394,627
Shares and warrants issued - July 19, 2022	2,599,579	1,423,490	429,543	-	-	1,853,033
Shares and warrants issued - April 3, 2023	4,222,056	3,059,725	670,668	43,009	-	3,773,402
Shares issued on exercise of warrants (Note 12)	4,333,822	3,865,496	(1,089,750)	(63,847)	-	2,711,899
Shares issued on exercise of options (Note 12)	300,000	383,880	-	(188,880)	-	195,000
Shares issued on RSU vesting (Note 12)	150,000	135,000	-	(135,000)	-	-
Share-based compensation expense (Note 18)	-	-	-	1,903,157	-	1,903,157
Net loss for the year	-	-	-	-	(5,863,317)	(5,863,317)
Balance, May 31, 2023	63,908,496	15,396,907	2,557,918	4,472,191	(15,459,215)	6,967,801
Shares issued on exercise of warrants (Note 12)	6,045,969	6,140,957	(1,229,017)	(42,521)	-	4,869,419
Shares issued on exercise of options (Note 12)	612,500	776,622	-	(300,193)	-	476,429
Shares issued on RSU vesting (Note 12)	150,000	163,500	-	(163,500)	-	-
Share-based compensation expense (Note 18)	-	-	-	1,479,430	-	1,479,430
Net loss for the year	-	-	-	-	(7,436,861)	(7,436,861)
Balance, May 31, 2024	70,716,965	$22,477,986	$1,328,901	$5,445,407	$(22,896,076)	$6,356,218

The accompanying notes are an integral part of these audited consolidated financial statements.

Aduro Clean Technologies Inc. Consolidated Statements of Cash Flows Expressed in Canadian Dollars
	Year ended May 31, 2024	Year ended May 31, 2023
Operating Activities
Net loss for the year	$(7,436,861)	$(5,863,317)
Items not affecting cash:
Depreciation and amortization	431,153	151,313
Share-based compensation expense (Note 18)	1,479,430	1,903,157
Interest expense accrued	10,639	13,575
Loss on sale of vehicle	2,512	-
Changes in non-cash working capital (Note 22)	304,106	(701,001)
Cash used in operating activities	(5,209,021)	(4,496,273)
Financing Activities
Issue of common shares, net of issuing costs (Note 12)	5,345,848	8,533,334
Finance lease repayments (Note 11)	(52,345)	(64,550)
Term and working capital loan repayments (Note 10)	(27,333)	(30,748)
Deferred transaction costs	(152,402)	-
Cash provided by financing activities	5,113,768	8,438,036
Investing activities
Property and equipment acquired	(1,147,805)	(2,005,914)
Sale of vehicle	11,000	-
Cash used by investing activities	(1,136,805)	(2,005,914)
Change in cash during the year	(1,232,058)	1,935,849
Cash and cash equivalents, start of year	4,046,634	2,110,785
Cash and cash equivalents, end of year	$2,814,576	$4,046,634

Supplementary disclosure of non-cash activities:

Property and equipment additions in accounts payable at year-end	11,248	187,034
New right of use asset and related lease liability recognised at start of lease	49,648	24,208
Deferred transaction costs in accounts payable at year-end	66,078	-

The accompanying notes are an integral part of these audited consolidated financial statements.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

1. NATURE AND CONTINUANCE OF OPERATIONS

Aduro Clean Technologies Inc. (the "Company") was incorporated in the Province of British Columbia on January 10, 2018, under the Business Corporations Act of British Columbia. On February 12, 2019, the Company's shares commenced trading on the Canadian Securities Exchange ("CSE") under the symbol "DFT." On April 23, 2021, the Company changed its name to "Aduro Clean Technologies Inc." from Dimension Five Technologies Inc. and the Company's shares were re‐listed under the symbol ACT. On July 20, 2021, the Company's shares commenced trading on the OTCQB and upgraded to the OTCQX on October 31, 2023, in the United States under the symbol "ACTHF" and on July 28, 2021, on the Frankfurt Exchange in Germany under the symbol "9D50".

The Company's primary business is the holding company of Aduro Energy Inc. ("Aduro"). Aduro is an early-stage business focusing on developing environmentally responsible technology for converting end-of-life plastics and tire rubber to specialty chemicals and fuels that replace petroleum, upgrading of heavy crude oils and the transformation of renewable oils into renewable fuels and specialty chemicals. The water based chemical recycling platform features three sector focus applications, Hydrochemolytic Plastics Upcycling ("HPU"), Hydrochemolytic Renewables Upgrading ("HRU") and Hydrochemolytic Bitumen Upgrading ("HBU"). As at May 31, 2024 the Company has developed and owns eight patents, seven granted and one pending.

The registered and records office of the Company is located at Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, BC, Canada V6C 2B5, and the head office of the Company is located at 542 Newbold Street, London, ON, Canada N6E 2S5.

During the year ended May 31, 2024 and year ended May 31, 2023, the Company closed two non-brokered private placements (Note 12) that realized net proceeds of $5,626,435 which will be used for general working capital purposes to advance Aduro's scale-up and path to commercialization. As at May 31, 2024, the Company had a deficit of $22,896,076 since inception and incurred negative operating cash flows. As at May 31, 2024, the Company's working capital balance was $3,200,274 (May 31, 2023: $4,386,363) and available cash of $2,814,576 (May 31, 2023: $4,046,634). In addition, in June 2024, the Company closed a private placement that improves the Company's working capital and available cash position by $3,380,346 (Note 23). Therefore, management concludes that the Company has sufficient funds to fund its operations for the next twelve months. Ultimately the continuing operations of the Company are dependent upon generating profitable operations and obtaining funding, as required, to allow the Company to achieve its business objectives. While the Company's management believes that there are many financing opportunities available, there is no assurance that it will be able to successfully obtain additional financing as needed. These consolidated financial statements have been prepared using accounting policies applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due and do not reflect any adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate, significant adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the classifications used in the consolidated statements of financial position.

2. BASIS OF PREPARATION

a) Statement of compliance

These consolidated financial statements (the "Financial Statements") have been prepared based on the principles of International Financial Reporting Standards (IFRS). Preparation of these Financial Statements in accordance with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in applying the Company's accounting policies. The areas involving a higher degree of judgment or complexity and areas where assumptions and estimates are significant to these Financial Statements are disclosed in Note 4.

These financial statements were authorized for issue by the Board of Directors on September 11, 2024.

b) Basis of consolidation

The financial statements of all entities controlled by the Company, including Aduro Energy Inc. and Aduro Clean Technologies Europe B.V., are included in the Financial Statements from the date control commenced. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The Company's subsidiaries have the same reporting date as  the  Company.  Intra-group  balances  and  transactions  are  eliminated  on  consolidation.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

c) Basis of measurement

The Financial Statements have been prepared using the historical cost basis except as detailed in the Company's accounting policies in Note 3.

d) Functional and presentation currency

These financial statements are presented in Canadian dollars, which is the functional currency of the Company and its subsidiaries.

3. MATERIAL ACCOUNTING POLICY INFORMATION

The material accounting policy information set out below has been applied consistently to all periods presented in these financial statements, unless otherwise indicated.

a) Foreign currency transaction

The Canadian dollar is the functional and presentation currency of the Company and its subsidiary. Transactions in foreign currencies are translated to the functional currency of the Company at exchange rates in effect on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the statement of financial position date are translated to the functional currency at the exchange rate in effect on the statement of financial position date with any resulting foreign exchange gain or loss recognized in net income (loss).

Non-monetary items measured in terms of historical cost in a foreign currency are translated using the exchange rate in effect on the date of the transaction. Foreign currency gains and losses on transactions are reported on a net basis and recognized in foreign exchange under Expenses within Statements of Loss and Comprehensive Loss.

b) Financial instruments

All financial instruments are measured at fair value upon initial recognition of the transaction.

Measurement

Measurement in subsequent periods is dependent on whether the instrument is classified as "amortized cost", "fair value through profit or loss" or "fair value through other comprehensive income".

The Company derecognizes a financial asset when the contractual right to the cash flows from the asset expire or it transfers the right to receive the contractual cash flows from the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired.

Financial assets and liabilities are offset, and the net amount presented in the statement of financial position when the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

All of the Company's financial assets and liabilities are classified as amortized cost.

Trade and other receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value, adjusted for any directly attributable transaction costs. Subsequent to initial recognition, trade and other receivables are measured at amortized cost using the effective interest method, less any impairment losses.

Financial liabilities are recognized initially at fair value net of any directly attributable transaction costs. Financial liabilities are subsequently measured at amortized cost using the effective interest method.

c) Property and equipment

Items of property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset and bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

The cost of replacing a part of an item of property and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company and its cost can be measured reliably.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

The costs of day-to-day servicing of property and equipment (i.e., repairs and maintenance) are recognized under Expenses in the Statements of Loss and Comprehensive Loss as incurred.

A summary of the expected life and residual values for the Company's property and equipment as at May 31, 2024 and May 31, 2023 was as follows:

	Expected Life	Residual Values
Computer equipment	5 years	-
Leasehold improvements	5 years	-
Laboratory	20 years	-
Motor vehicle	4 years	-
Office equipment	10 years	-
Research equipment	20 years	-

Depreciation is calculated based on the cost of the asset, less its estimated residual value. Depreciation is recognized in the Statements of Loss and Comprehensive Loss on a straight-line basis over the estimated useful lives of each class of asset.

An item of property and equipment is derecognized when it is either disposed of or when it is determined that no further economic benefit is expected from the item's future use or disposal. Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal, less associated costs of disposal, with the carrying amount of property and equipment, and are recognized in Other Items within the Statements of Loss and Comprehensive Loss.

d) Identifiable intangible assets

Intangible assets are recorded at cost less accumulated amortization and impairment losses. Cost includes the purchase price and the directly attributable costs to bring the assets to the location and condition necessary for them to be capable of operating in the manner intended by management. Finite life intangible assets are amortized on a straight-line basis over their useful lives. Intangible assets with an indefinite useful life are not amortized. Amortization commences when an asset is ready for its intended use. Estimates of remaining useful lives are reviewed annually.

The amount initially recognized for internally-generated intangible assets is the sum of the expenditures incurred from the date that the Company can demonstrate all of the following: (i) the technical feasibility of completing the intangible asset so that it will be available for use or sale; (ii) its intention to complete the intangible asset and use or sell it; (iii) its ability to use or sell the intangible asset; (iv) how the intangible asset will generate probable future economic benefits; (v) the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and (vi) its ability to measure reliably the expenditure attributable to the intangible asset during its development. Until these criteria are met, expenditures are expensed as incurred.

A summary of the expected life and residual values for the Company's intangible assets as at May 31, 2024 and May 31, 2023 was as follows:

	Expected Life	Residual Values
Investor relations videos	5 years	-
Patents	20 years from day of filing	-

e) Right-of-use assets and lease liability

Where the Company has entered a lease, the Company has recognized a right-of-use asset representing its rights to use the underlying assets and a lease liability representing its obligation to make lease payments. The right-of-use asset, where it relates to an operating lease, has been presented net of accumulated amortization and is disclosed under right-of-use assets on the statement of financial position. The right of use assets are depreciated over the shorter of the lease term and their estimated useful lives unless it is reasonably certain that the Company will obtain ownership at the end of the lease term, in which case, the estimated useful life of the asset is used. The lease liability has been disclosed as a separate line item, allocated between current and non-current liabilities. The lease liability associate with all leases is measured at the present value of the expected lease payments at inception and discounted using the interest rate implicit in the lease. If the rate cannot be readily determined, the Company's incremental borrowing rate is used to discount the lease liability. Judgement is required to determine the incremental borrowing rate.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

A summary of the expected life and residual values for the Company's right-of-use assets as at May 31, 2024 and May 31, 2023 was as follows:

	Expected Life	Residual Values
Property leases	2-5 years	-

f) Impairment

Financial assets

Financial assets are assessed at each reporting date to determine whether there is objective evidence that they are impaired. A financial asset is impaired if objective evidence indicates a loss event has occurred after the initial recognition of the asset and the loss event had a negative effect on the estimated future cash flows of the asset that can be estimated reliably.

Non-financial assets

The carrying amounts of the Company's non-financial assets are reviewed at each reporting date to determine whether there is an indication of impairment. If an indication exists, then the asset's carrying amount is assessed for impairment. An impairment loss is recognized in net income (loss) if the carrying amount of an asset exceeds its estimated recoverable amount. The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. In assessing fair value less costs to sell, the Company must estimate the price that would be received to sell the asset less any incremental costs directly attributable to the disposal. In assessing value in use, the estimated cash flows are discounted to their present value using an appropriate discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Impairment losses recognized in prior periods are assessed at each reporting date for indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount and the decrease in impairment loss can be objectively related to an event occurring after the impairment was recognized. An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Such reversal is recognized in net income (loss).

g) Share based compensation

Share based compensation expense relates to stock options and restricted share units ("RSUs"). Stock-based compensation expense relates to the fair value of the awards being expensed over their respective vesting periods.

Stock Options

The grant date fair value of stock options is measured using the Black-Scholes option pricing model and is recognized as an expense, with a corresponding increase in contributed surplus in equity, over the vesting period. The amount recognized as an expense is based on the estimate of the number of awards expected to vest, which is revised if subsequent information indicates that actual forfeitures are likely to differ from the estimate. Upon exercise of stock options, the consideration paid by the holder is included in share capital and the related contributed surplus associated with the stock options exercised is reclassified into share capital. Where the terms of a stock option are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share-based compensation arrangement or is otherwise beneficial to the employee as measured at the date of modification over the remaining vesting period. Share-based payments to non-employees are measured at the fair value of the goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured and are recorded at the date the goods or services are received.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

Restricted share units ("RSUs")

The fair value of RSUs is measured based on the closing price of the Company's common shares on the date of grant. The fair value of each tranche of RSUs is recognized as expense on a straight-line basis over its vesting period. The fair value of RSUs is charged to profit or loss with a corresponding increase in contributed surplus within equity. The amount recognized as an expense is based on the estimate of the number of awards expected to vest, which is revised if subsequent information indicates that actual forfeitures are likely to differ from the estimate. Upon vesting of equity settled RSUs, the related contributed surplus associated with the RSU is reclassified into share capital.

h) Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as a finance cost within the Statements of Loss and Comprehensive Loss. As at May 31, 2024, the Company did not have any provisions.

i) Share capital

Share capital represents the amount received on the issue of shares, less issuance costs, net of any underlying income tax benefit from these issuance costs. If shares are issued when options and warrants are exercised, the share capital account also comprises the compensation costs previously recorded as contributed surplus and the fair value recorded under warrant reserve. If shares are issued within the conversion option on convertible securities' exercise, the share capital account also comprises the equity component of any of the convertible securities. Common shares issued for consideration other than cash are valued based on the fair value at the date the common shares are issued.

j) Share purchase warrants

Share purchase warrants when issued were initially measured at fair value using a Black Scholes model and the fair value is recognized in Warrants Reserve. When the share purchase warrants are exercised, the fair value attributable to the warrants exercised are added to the proceeds received and shown under share capital.

k) Revenues from contracts with customers

Revenue is recognized at the point in time when the customer obtains control of the product and/or service. Control is achieved when a product is delivered to or the service is performed for the customer, the Company has a present right to payment for the product and/or service, significant risks and rewards of ownership have transferred to the customer according to contract terms and there is no unfulfilled obligation that could affect the customer's acceptance of the product and/or service. For contract services that last over a year, revenue is recognized over the duration of the contract.

l) Government grants

Research and experimental development tax credits are recognized using the cost reduction method in the year that they are received by the Company. Investment tax credits are subject to the customary approvals by the pertinent tax authorities. Adjustments, if required, are reflected in the year when such assessments are received.

m) Finance costs

Finance costs comprise interest expense on borrowings, costs associated with securing debt instruments and unwinding of the discount on provisions.

n) Research and development

Research costs are expensed as incurred. Development costs are only capitalized when the product or process is clearly defined; the technical feasibility has been established; the future market for the product or process is clearly defined; and the Company is committed, and has the resources, to complete the project. During the year ended May 31, 2024 and year ended May 31, 2023, no development costs were deferred and accounted for as identified intangible assets.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

o) Income tax

Income tax expense is comprised of current and deferred income taxes. Income tax is recognized in net income (loss) and other comprehensive income (loss) except to the extent that it relates to items recognized in equity on the consolidated statements of financial position. Current income tax is calculated using tax rates which are enacted or substantively enacted at the end of the reporting period. Deferred income taxes are recognized, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the financial statements. Deferred income taxes are determined using tax rates which are enacted or substantively enacted at the end of the reporting period and are expected to apply when the related deferred income tax asset is realized, or the deferred income tax liability is settled.

Deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent it is probable that taxable profits will be available against which the deductible balances can be utilized. All deferred tax assets are analyzed at each reporting period and reduced to the extent that it is no longer probable that the asset will be recovered.

p) Earnings (loss) per share

Earnings (loss) per share is computed by dividing the income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Under this method, the weighted average number of common shares used to calculate the dilutive effect in the Statements of Loss and Comprehensive Loss assumes that the proceeds that could be obtained upon exercise of options, warrants and similar instruments would be used to purchase common shares at the average market price during the period.

In periods where a net loss is incurred, basic and diluted loss per share is the same as the effect of outstanding stock options and warrants would be anti-dilutive.

q) Operating segment reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company's other operating segments. All operating segments' results are reviewed regularly by senior management to make decisions about resources to be allocated to the operating segment and assess its performance. Operating segment results that are reported to senior management include items directly attributable to an operating segment as well as those that can be allocated on a reasonable basis. The Company has one reportable operating segment.

r) Standards adopted in the year

The Company did not adopt any new accounting standards during the year ended May 31, 2024.

s) New interpretations and amendments not yet adopted

There are no new interpretations or amendments not yet adopted that the Company expects will have a material impact on the consolidated financial statements.

4. CRITICAL ACCOUNTING ESTIMATES

The preparation of the financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the application of accounting policies (described in Note 3) and the reported amounts of assets, liabilities, revenue and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Certain of the Company's accounting policies and disclosures require key assumptions concerning the future and other estimates that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities or disclosures within the next fiscal year. Where applicable, further information about the assumptions made is disclosed in the notes specific to that asset or liability. The critical accounting estimates and judgments set out below have been applied consistently to all periods presented in these financial statements.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

a) Ability to continue as a going concern

Evaluation of the ability of the Company to realize its strategy for funding its future needs for working capital involves making judgments.

b) Property and equipment/intangible assets

Property and equipment/intangible assets are depreciated/amortized over the estimated useful life of the asset to the asset's estimated residual value as determined by management. All estimates of useful lives and residual values are set out in Notes 3 c), d) and e). Assessing the reasonableness of the estimated useful life, residual value and the appropriate depreciation/amortization methodology requires judgment and is based on management's experience and knowledge of the industry.

c) Impairment

An evaluation of whether or not an asset is impaired involves consideration of whether indicators of impairment exist. Factors which could indicate impairment exists include: significant underperformance of an asset relative to historical or projected operating results, significant changes in the manner in which an asset is used or in the Company's overall business strategy, the carrying amount of the net assets of the Company being more than its market capitalization or significant negative industry or economic trends. In some cases, these events are clear. However, in many cases, a clearly identifiable event indicating possible impairment does not occur. Instead, a series of individually insignificant events occur over a period of time leading to an indication that an asset may be impaired. Events can occur in these situations that may not be known until a date subsequent to their occurrence. When there is an indicator of impairment, the recoverable amount of the asset is estimated to determine the amount of impairment, if any. If indicators conclude that the asset is no longer impaired, the Company will reverse impairment losses on assets only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Similar to determining if an impairment exists, judgment is required in assessing if a reversal of an impairment loss is required.

d) Warrants, stock options, and restricted share units

Share purchase warrants and stock options are initially valued at fair value, based on the application of the Black-Scholes option pricing model. This pricing model requires management to make various assumptions and estimates which are susceptible to uncertainty, including the volatility of the share price, expected dividend yield, expected term of the warrant or stock option and expected risk-free interest rate. Prior to June 1, 2023, the shares of the Company had a limited trading history and therefore management used the volatility of the shares of four companies that management estimated were similar in nature to the Company's activities. Subsequent to June 1, 2023, the Company has elected to use its own trading history for the purposes of calculating volatility.

The fair value of Restricted Share Units (RSUs) is measured based on the closing price of the Company's common shares on the date of grant. The fair value of each tranche of RSUs is recognized as expense on a straight-line basis over its vesting period. The fair value of RSUs is charged to profit or loss with a corresponding increase in contributed surplus within equity. The amount recognized as an expense is based on the estimate of the number of awards expected to vest, which is revised if subsequent information indicates that actual forfeitures are likely to differ from the estimate. Upon vesting of equity settled RSUs, the related contributed surplus associated with the RSU is reclassified into share capital.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

5. DEPOSITS AND PREPAID EXPENSES

	May 31, 2024 $	May 31, 2023 $
Prepaid Equipment	76,671	-
Prepaid Marketing and Events	15,000	144,569
Prepaid Videos and Advertising	-	53,012
Prepaid Investor Relations	40,983	45,846
Prepaid Consulting Fees	14,050	36,532
Prepaid Insurance	8,169	7,674
Prepaid Conferences	14,207	14,776
Deposits	45,027	52,505
Other	127,137	37,200
Total	341,244	392,114

6. OTHER RECEIVABLES

	May 31, 2024 $	May 31, 2023 $
HST receivable	76,338	334,388
Due from related party	78,853	78,073
Services receivable	172,520	51,339
Other	566	1,106
Total	328,277	464,906

The Company's exposure to credit risk related to trade and other receivables is disclosed in Note 20.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

7. PROPERTY AND EQUIPMENT

The following table summarizes the Company's property and equipment as at May 31, 2024 and May 31, 2023:

	Motor Vehicle $	Furniture & Fixtures $	Leasehold Improvement $	Laboratory Equipment $	Computer Equipment $	Research Equipment $	Total $
Cost:
Balance at May 31, 2022	38,151	5,979	25,232	347,497	46,957	16,865	480,681
Additions	40,005	104,953	964,909	1,046,714	16,664	19,703	2,192,948
Balance at May 31, 2023	78,156	110,932	990,141	1,394,211	63,621	36,568	2,673,629
Additions	-	68,314	545,440	108,648	34,936	214,681	972,019
Disposals	(38,151)	-	-	-	-	-	(38,151)
Transfers	-	-	-	(1,502,859)	-	1,502,859	-
Balance at May 31, 2024	40,005	179,246	1,535,581	-	98,557	1,754,108	3,607,497
Accumulated depreciation:
Balance at May 31, 2022	11,922	5,187	1,349	-	9,209	2,592	30,259
Charge for the year	11,205	9,206	58,185	-	9,831	1,241	89,668
Balance at May 31, 2023	23,127	14,393	59,534	-	19,040	3,833	119,927
Charge for the year	13,180	29,230	278,273	-	15,963	46,931	383,577
Disposals	(24,639)	-	-	-	-	-	(24,639)
Balance at May 31, 2024	11,668	43,623	337,807	-	35,003	50,764	478,865
Carrying amounts:
At May 31, 2022	26,229	792	23,883	347,497	37,748	14,273	450,422
At May 31, 2023	55,029	96,539	930,607	1,394,211	44,581	32,735	2,553,702
At May 31, 2024	28,337	135,623	1,197,774	-	63,554	1,703,344	3,128,632

As at May 31, 2024, the Company had not identified any impairment indicators.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

8. RIGHT OF USE ASSETS

The following table summarizes the Company's right of use assets as at May 31, 2024 and May 31, 2023:

Property Leases $
Cost:
Balance at May 31, 2022	192,648
Additions	24,208
Removed on expiry of lease	(48,359)
Balance at May 31, 2023	168,497
Additions	49,648
Balance at May 31, 2024	218,145
Accumulated Depreciation:
Balance at May 31, 2022	8,450
Charge for the year	58,093
Removed on expiry of lease	(20,150)
Balance at May 31, 2023	46,393
Charge for the year	46,210
Balance at May 31, 2024	92,603
Carrying amounts:
At May 31, 2022	184,198
At May 31, 2023	122,104
At May 31, 2024	125,542

The property leases are for Aduro's research offices located at the Western Sarnia-Lambton Research Park in Sarnia, Ontario and Unit 542 Newbold Street, London, Ontario. Aduro's research equipment is located at the premises.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

9. INTANGIBLE ASSETS

The following table summarizes the Company's intangible assets as at May 31, 2024 and May 31, 2023:

	Investor Relations Videos $	Patent $	Total $
Cost:
Balance at May 31, 2022, 2023 and 2024	45,255	76,858	122,113
Accumulated amortization:
Balance at May 31, 2022	40,337	76,858	117,195
Charge for the year	3,552	-	3,552
Balance at May 31, 2023	43,889	76,858	120,747
Charge for the year	1,366	-	1,366
Balance at May 31, 2024	45,255	76,858	122,113
Carrying amounts:
At May 31, 2022	4,918	-	4,918
At May 31, 2023	1,366	-	1,366
At May 31, 2024	-	-	-

Investor relations videos

The Company engaged two production companies with each producing a promotional 3D animation movie for the purpose of implementing a marketing strategy for communicating with, and increasing awareness of the Company's solutions by, investors, partners and customers.

Patents

On January 24, 2018, the Company entered into a patent purchase agreement (the "PPA") whereby the Company purchased the seller/assignor's entire right, title and interest (being 7/12 of the rights) in and to the transferred patents (as defined) for a purchase price comprised of the reimbursement of US$60,535 ($76,858) in patent costs incurred (paid) and the payment of the greater of 0.1% of purchaser revenues or 1% of purchaser net profit (both as defined) on a quarterly basis during the term "Purchase Price Payable". On August 14, 2020, the Company and the seller/assignor entered into an amendment to the PPA pursuant to which the Purchase Price Payable was settled by issuing 1,500 Class B shares (the "Settlement") to the seller/assignor. The Company determined the fair value of the Settlement was $2,265 and this amount was expensed as the Purchase Price Payable was not a contractual obligation under the PPA.

Development costs

On October 1, 2020, the Company entered into a commercialization services agreement (the "CSA") with Bioindustrial Innovation Canada ("BIC") whereby the Company and certain commercialization service providers will carry out a project titled, "Development of a Hydrochemolytic Pilot Unit for Upgrading Asphaltene and Waste Plastics" for the purpose of designing, commissioning and building a revenue generating, pilot-scale start-up unit to process potential customers' feedstock to demonstrate the Company's patented HPU technology. On March 15, 2022, the agreement was amended, and the term of the CSA was changed to January 31, 2023, from March 31, 2022. The total project cost is $1,826,888 (being $445,720 in cash and $1,381,168 in-kind) and Aduro's contribution is $1,396,888 (being $195,720 in cash and $1,201,168 in-kind). Aduro paid the required 100% of its contribution to BIC prior to the start of service. To date BIC has requested a payment of $30,000 which was paid in January 2021 and expensed to research and development. The CSA includes a commercialization rebate estimated to be approximately $250,000 net of taxes. The commercialization rebate accrued to date is $250,000, all of which has been used for payments made by BIC. For the purposes of the financial statements, the commercialization rebate accrued and the expenses related to the payments made by the BIC have been offset as this treatment reflects the settlement arrangement under the CSA and that the expenses might not have been incurred unless the commercialization rebate was available.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

Patents controlled by the Company not recognized as an intangible asset

The Company has control over various patents that were not recognized by the Company as an asset as it was not possible to determine whether the assets meet the recognition criteria of IAS 38 Intangible Assets.

The Company has recognized all expenses incurred in developing these patents under Research and development in the Statements of Loss and Comprehensive Loss.

As at May 31, 2024, the Company had incurred $872,813 (May 31, 2023: $669,026) in patent development costs.

10. DEBT

As at May 31, 2024 and May 31, 2023, the Company's debt instruments were as follows:

	May 31, 2024 $	May 31, 2023 $
Working capital loan - BDC	-	18,869
Accrued interest - working capital loan - BDC	-	145
Term loan	-	8,464
Total debt	-	27,478

Working capital loan - BDC

On August 21, 2017, the Company entered into a loan agreement (the "LA") with the Business Development Bank of Canada (the "BDC") whereby the Company received a $100,000 working capital loan. The loan bore interest at the BDC's floating base rate (5.05% at inception) plus a variance (3.4% at inception). The original term of the loan was 60 months with the principal balance, interest and all other amounts owing under the loan being due and payable by the maturity date. The loan is secured by a personal guarantee from the president of the Company. On September 8, 2020 and on March 17, 2021, the Company and the BDC amended the agreement (the "Amending Letter") which updated the amending and standstill agreement dated September 8, 2020. The Amending Letter outlined the new repayment amounts and repayment dates together with a new maturity date of May 8, 2024. The last monthly principal payment of $1,665 was paid on April 30, 2024 with a final payment of $554 on May 8, 2024.

Term Loan

On February 17, 2021, the Company entered into a conditional sale contract (the "CS") to purchase a motor vehicle. At the start date of the CS, the balance was $34,771 which was to be repaid by 36 monthly repayments of $966. The interest rate under the CS was fixed at 5.99%. On October 6, 2023, the motor vehicle was sold for $11,000 and the outstanding loan amount of $4,770 was paid in full.

The Company's exposure to foreign exchange and liquidity risk related to debt is disclosed in Note 20.

Debt continuity

The net change in debt during the year ended May 31, 2024 and the year ended May 31, 2023 was as follows:

	May 31, 2024 $	May 31, 2023 $
Starting balance	27,478	58,295
Cash flows:
Principal debt repayments - working capital loan - BDC	(18,869)	(19,980)
Principal repayment - term loan	(8,464)	(10,768)
Non-cash changes:
Accrued interest - working capital loan - BDC	(145)	(69)
Ending balance	-	27,478

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

11. LEASE LIABILITY

	May 31, 2024 $	May 31, 2023 $
Gross lease obligations	154,510	152,867
Deferred finance charges	(15,924)	(22,368)
Total lease liability	138,586	130,499
Less: Current portion	40,356	34,765
Non-current portion	98,230	95,734

Interest on lease liabilities included in finance costs (Note 15)	10,784	13,644
Incremental borrowing rate at Initial Application date	8.45%	8.45%
Total cash outflow for the lease liability	52,345	64,550

The Company's exposure to liquidity risk related to lease liability is disclosed in Note 20.

12. SHARE CAPITAL

Common and Preferred Shares:

Authorized:

i. Unlimited common shares without par value

ii. Unlimited preferred shares without par value

Issued and outstanding:

As at May 31, 2024, the issued and outstanding common shares of the Company consisted of 70,716,965 common shares and nil preferred shares (May 31, 2023: 63,908,496 common shares and nil preferred shares) (see Note 23 regarding share consolidation).

On July 19, 2022, the Company completed a non-brokered private placement pursuant to which it has issued an aggregate of 2,599,579 units (each, a "July 2022 Unit"), at a price of $0.72 per July 2022 Unit for gross proceeds of $1,871,697. Each July 2022 Unit is comprised of one common share and one‐half of one common share purchase warrant (the "July 2022 Share Warrant"). Each July 2022 Share Warrant entitles the holder to acquire one common share at an exercise price of $1.00 per common share for a period of two years from the closing date. The warrants are also subject to an acceleration right held by the Company if the shares have a closing price of $1.25 or greater per common share on the Canadian Securities Exchange (or such other exchange on which the common shares may be traded at such time) for a period of ten (10) consecutive trading days at any time from the date that is four months and one day after the closing date. The Company paid $18,664 in legal fees recorded as share issuance cost.

On April 3, 2023, the Company completed a non-brokered private placement pursuant to which it has issued an aggregate of 4,222,056 units (each, a "April 2023 Unit"), at a price of $0.93 per April 2023 Unit for gross proceeds of $3,926,512. Each April 2023 Unit is comprised of one common share and one‐half of one common share purchase warrant (the "April 2023 Share Warrant"). Each April 2023 Share Warrant entitles the holder to acquire one common share at an exercise price of $1.30 per common share for a period of two years from the closing date. The warrants are also subject to an acceleration right held by the Company if the shares have a closing price of $1.60 or greater per common share on the Canadian Securities Exchange (or such other exchange on which the common shares may be traded at such time) for a period of ten (10) consecutive trading days at any time from the date that is four months and one day after the closing date. The Company paid cash finder's fee of $119,615 and legal fees of $33,495, all of which were recorded as share issuance costs, and issued 128,617 finder's warrants (the "April 2023 Finder Warrants") to certain finders in connection with the Offering. Each April 2023 Finder Warrant is exercisable into one share at a price of $1.30 per common share for a period of two years after the closing date.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

During the year ended May 31, 2023, 2,402,403 February 2021 Share Warrants were exercised at an exercise price of $0.50, 1,752,684 May 2021 Share Warrants were exercised at an exercise price of $0.80, 68,875 February 2021 Finder Warrants were exercised at an exercise price of $0.30, 109,860 May 2021 Finder Warrants were exercised at an exercise price of $0.80, 300,000 options were exercised at an exercise price of $0.65, and 150,000 granted Restricted Share Units vested, resulting in the issue of 4,783,822 common shares and gross proceeds of $2,906,899.

During the year ended May 31, 2024, 645,174 February 2021 Share Warrants were exercised at an exercise price of $0.50, 1,779,476 April 2021 Share Warrants were exercised at an exercise price of $0.50, 3,309,382 April 2022 Share Warrants were exercised at an exercise price of $1.00, 56,945 July 2022 Share Warrants were exercised at an exercise price of $1.00, 117,500 April 2023 Share Warrants were exercised at an exercise price of $1.30, 135,742 April 2022 Finder Warrants were exercised at an exercise price of $1.00, 1,750 April 2023 Finder Warrants were exercised at an exercise price of $1.30, 225,000 options were exercised at an exercise price of $0.75, 75,000 options were exercised at an exercise price of $1.05, 75,000 options were exercised at a price of $0.65, 44,000 options were exercised at an exercise price of $0.72, 43,500 options were exercised at an exercise price of $1.00, 150,000 options were exercised at an exercise price of $0.70, and 150,000 granted Restricted Share Units vested, resulting in the issue of 6,808,469 common shares and gross proceeds of $5,345,848.

As at May 31, 2024, no (May 31, 2023: 6,590,129) common shares were being held in escrow.

Stock Options:

As at May 31, 2024, the following table details the stock options outstanding:

Number of Options	Weighted Average Exercise Price	Weighted Average Life (years)	Expiry Date
2,983,999	$0.65	6.91	April 30, 2031
1,281,000	$0.72	7.72	February 20, 2032
400,000	$0.70	8.05	June 20, 2032
2,031,500	$1.00	3.58	December 29, 2027
690,000	$1.09	4.28	September 11, 2028
225,000	$1.09	4.49	November 29, 2028
300,000	$1.28	1.66	January 29, 2026
67,000	$1.49	0.72	February 21, 2025
7,978,499	$0.834	5.71

A continuity schedule of the incentive stock options is as follows:

	May 31, 2024		May 31, 2023
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding beginning of year	7,233,999	$0.7701	5,424,999	$0.6781
Granted	1,417,000	1.1470	2,625,000	0.9371
Exercised	(612,500)	0.7778	(300,000)	0.6500
Cancelled	(60,000)	1.0900	(516,000)	0.7217
Outstanding, end of year	7,978,499	$0.8341	7,233,999	$0.7701
Exercisable, end of year	6,815,327	$0.7982	5,147,716	$0.7149
Weighted average life (years)	5.71		6.80

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

The fair value of the stock options granted were estimated using the Black-Scholes option pricing model based on the following assumption ranges:

Risk-free interest rate	from 0.33% to 4.66%
Expected life	from 2 to 10 years
Expected volatility	from 48.81% to 211.86%
Dividend rate	Nil

For the year ended May 31, 2024, an expense of $1,315,930 (2023: $1,768,157) was recognized for services provided based on vesting conditions of stock options. The amount recognized reflected the vesting duration of the options.

Share Purchase Warrants:

As at May 31, 2024, the following table details the share purchase warrants issued by the Company:

Description	Issue Date	Outstanding at May 31, 2024	Exercise price	Term (years)
February 2021 Share Warrants	February 4, 2021	884,737	$ 0.50	4
April 2021 Share Warrants	April 23, 2021	1,033,881	$ 0.50	4
July 2022 Share Warrant	July 19, 2022	1,242,843	$ 1.00	2
April 2023 Share Warrant	April 3, 2023	1,993,526	$ 1.30	2
April 2023 Finder Warrants	April 3, 2023	126,867	$ 1.30	2
Total outstanding and exercisable		5,281,854
Weighted average exercise price and remaining term (in years)			$ 0.9388	0.66

A continuity schedule of the number of share purchase warrants is as follows:

Total
Outstanding and exercisable, May 31, 2022	12,371,302
Issued	3,539,431
Cancelled/Expired/Exercised	(4,513,462)
Outstanding and exercisable, May 31, 2023	11,397,271
Cancelled/Expired/Exercised	(6,115,417)
Outstanding and exercisable, May 31, 2024	5,281,854

The carrying amounts of the February 2021 Finder Warrants, May 2021 Finder Warrants, April 2022 Finder Warrants, and April 2023 Finder Warrants are recognized as part of contributed surplus while the carrying amount of the other share purchase warrants are included in warrant reserve.

During the year ended May 31, 2023, 2,402,403 February 2021 Share Warrants were exercised at an exercise price of $0.50, 1,752,684 May 2021 Share Warrants were exercised at an exercise price of $0.80, 68,875 February 2021 Finder Warrants were exercised at an exercise price of $0.30, and 109,860 May 2021 Finder Warrants were exercised at an exercise price of $0.80, resulting in the issue of 4,333,822 common shares and $1,089,750 and $63,847 being reclassified from warrants reserve and contributed surplus, respectively, to share capital. Additionally, 7,070 February 2021 Finder Warrants, 155,749 May 2021 Share Warrant, and 16,821 May 2021 Finder Warrants expired unexercised.

During the year ended May 31, 2024, 645,174 February 2021 Share Warrants were exercised at an exercise price of $0.50, 1,779,476 April 2021 Share Warrants were exercised at an exercise price of $0.50, 3,309,382 April 2022 Share Warrants were exercised at an exercise price of $1.00, 56,945 July 2022 Share Warrants were exercised at an exercise price of $1.00, 117,500 April 2023 Share Warrants were exercised at an exercise price of $1.30, 135,742 April 2022 Finder Warrants were exercised at an exercise price of $1.00, and 1,750 April 2023 Finder Warrants were exercised at an exercise price of $1.30, resulting in the issue of 6,045,969 common shares and $1,229,017 being reclassified from warrants reserve to share capital and $42,521 being reclassified from contributed surplus to share capital.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

The fair value of the warrants issued were estimated using the Black-Scholes option pricing model based on the following assumption ranges:

Risk-free interest rate	from 0.19% to 3.54%
Expected life	from 2 to 4 years
Expected volatility	from 81.10% to 148.58%
Dividend rate	Nil

As at May 31, 2024, no (May 31, 2023: 722,569) April 2021 Share Warrants were being held in escrow.

Special Warrants

On the closing of the transaction with Aduro Energy Inc. and Aduro's security holders whereby the Aduro's security holders sold their shares to the Company such that all of the issued and outstanding common shares of Aduro are now wholly owned by the Company (the "Transaction"), the Company issued 26,666,656 special warrants (the "SWs"), consisting of 13,333,328 Class A special warrants (the "ASWs") and 13,333,328 Class B special warrants (the "BSWs") at a deemed price equal to the Company's discounted share price (as defined), to Aduro's special warrant trustee to be held in trust until distributed on the first milestone ("FM") achievement date. The SWs are convertible for no additional consideration into the Company's Shares on a one-for-one basis upon the later of the achievement of the FM in the case of the ASWs or the achievement of the second milestone ("SM") in the case of the BSWs, as applicable, and the distribution of the SWs by the trustee (See Note 23). The FM was achieved on January 18, 2022, resulting in the 13,333,328 ASWs distributed and automatically converted on a one-for-one basis into common shares of the Company for no additional consideration. The 13,333,328 BSWs special warrants were issued to the Aduro security holders in accordance with the terms of the securities exchange agreement ("SEA") and were outstanding as at May 31, 2024.

See Note 23.

Restricted Share Units

On December 29, 2022, the Company awarded 150,000 restricted share units ("RSU") to an officer of the Company pursuant to the Company's equity incentive plan. All of the RSUs vested immediately upon the date of award, at which time the Company issued 150,000 common shares.

On September 11, 2023, the Company awarded 150,000 RSUs to an officer of the company pursuant to the Company's equity incentive plan. All of the RSUs vested immediately upon the date of award, at which time the Company issued 150,000 common shares.

For the year ended May 31, 2024, an expense of $163,500 (2023: $135,000) was recognized for services provided based on the vesting conditions of RSU's.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

13. RELATED PARTY TRANSACTIONS

Compensation of key management personnel

Key management personnel are those persons that have authority and responsibility for planning, directing and controlling the activities of the Company, directly and indirectly, and by definition include all the directors and officers of the Company.

During the years ended May 31, 2024 and 2023, compensation of key management personnel was as follows:

	Year ended May 31, 2024 $	Year ended May 31, 2023 $
Salary and related costs	632,627	444,944
Professional fees	505,337	511,378
Share-based compensation expense (Note 18)	766,132	904,170
	1,904,096	1,860,492

All transactions with related parties are in the normal course of operations and are measured at the exchange amount, being the amount of consideration established and agreed to by the related parties.

As at May 31, 2024 and May 31, 2023, the outstanding balances for related parties was comprised of the following:

	May 31, 2024 $	May 31, 2023 $
Due to key management personnel	75,939	33,587
Due from key management personnel	78,853	78,073

These amounts are unsecured, non-interest bearing and have no specific terms of repayment.

14. REVENUE

The Company entered into technical evaluation agreements with confidential publicly traded organisations for execution of a proof of concept and evaluation of the Company's HPU and HBU technology. Revenue in the amount of $337,516, recognized in the Statements of Loss and Comprehensive Loss, resulted from services completed during the year ended May 31, 2024, pursuant to the technical evaluation agreements.

15. FINANCE COSTS

Finance costs recognized in the Statements of Loss and Comprehensive Loss are comprised of the following:

	Year ended May 31, 2024 $	Year ended May 31, 2023 $
Lease finance charges	10,784	13,644
Interest on debt:
Working capital loan - BDC	1,083	3,145
Term loan	170	822
Other finance costs	1,262	17
Total Finance Costs	13,299	17,628

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

16. GENERAL AND ADMINISTRATIVE

General and administrative expenses recognized in the Statements of Loss and Comprehensive Loss are comprised of the following:

	Year ended May 31, 2024 $	Year ended May 31, 2023 $
Investor relations and communication costs (Note 18)	764,212	446,354
Conferences	108,722	70,694
Automobile	28,110	27,919
Bank charges	18,393	8,531
Office and general	440,904	191,917
Professional fees (Note 18)	573,857	806,461
Salary and related costs (Note 18)	1,706,651	1,358,628
Transfer agent and filing costs	136,295	86,804
Travel	204,732	216,325
Other	77,078	55,774
Total General and Administrative	4,058,954	3,269,407

17. RESEARCH AND DEVELOPMENT

Research and development expenses recognized in the Statements of Loss and Comprehensive Loss are comprised of the following:

	Year ended May 31, 2024 $	Year ended May 31, 2023 $
Project related expenses (Note 18)	1,362,990	1,189,626
Salary costs allocated (Note 18)	1,601,946	1,157,800
Payments to research partners	89,545	68,878
Professional fees - patent development costs	203,787	112,099
Total research and development	3,258,268	2,528,403

18. SHARE-BASED COMPENSATION EXPENSE

Share-based payment compensation recognized in the Statements of Loss and Comprehensive Loss are comprised of the following:

	Year ended May 31, 2024 $	Year ended May 31, 2023 $
Expense recognized for services provided based on vesting conditions of stock options (Note 12)	1,315,930	1,768,157
Expense recognized for services provided based on vesting conditions of restricted share units (Note 12)	163,500	135,000
Total share-based compensation expense	1,479,430	1,903,157

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

Share-based compensation expense is included in the Statement of Loss and Comprehensive loss as follows:

	Year ended May 31, 2024 $	Year ended May 31, 2023 $
Investor relations and communication costs (Note 16)	169,038	124,091
Professional fees (Note 16)	9,261	287,757
Salary and related costs (Note 16)	724,810	743,352
Project related expenses (Note 17)	214,044	380,964
Salary costs allocated (Note 17)	362,277	366,993
Total share-based compensation expense	1,479,430	1,903,157

19. INCOME TAXES

The following provides a reconciliation of loss before income taxes to total income taxes recognized in the Statements of Loss and Comprehensive Loss:

	Year ended May 31, 2024 $	Year ended May 31, 2023 $
Loss before income taxes	(7,436,861)	(5,863,317)
Statutory rate	26.97%	27.00%
Expected income tax recovery	(2,005,665)	(1,583,096)
Deductible and non-deductible items	416,146	498,697
True-up of prior year amounts	283,060	100,085
Unrecognized benefit of non-capital losses	1,306,459	984,314
Total income taxes	-	-

As at May 31, 2024 and May 31, 2023, the nature of the Company's temporary differences was as follows:

	Year ended May 31, 2024 $	Year ended May 31, 2023 $
Tax loss carry forwards	15,824,000	9,829,000
Property and equipment and intangible assets	(1,374,000)	(312,000)
Other temporary differences	(11,000)	(11,000)
Finance costs and financing allowance	193,000	279,000
Valuation allowance	(14,632,000)	(9,785,000)
Total deductible temporary differences not recognized	-	-

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

As at May 31, 2024, the Company has accumulated non-capital losses for the Canadian income tax purposes totaling approximately $15,824,263 (May 31, 2023 - $9,829,247). The losses expire in the following periods:

	Year of Origin	Year of Expiry	Amount $
	2012	2032	30,713
	2013	2033	127,913
	2014	2034	46,501
	2015	2035	75,044
	2016	2036	103,332
	2017	2037	177,009
	2018	2038	338,141
	2019	2039	457,633
	2020	2040	533,468
	2021	2041	902,646
	2022	2042	3,090,215
	2023	2043	4,313,207
	2024	2044	5,628,441
Total tax loss carry forwards			15,824,263

20. FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

Interest rate risk

The Company is exposed to interest rate risk. The lease liability have fixed cost of funds rate until maturity though subject to interest rate fluctuations if refinanced.

Foreign exchange risk

The Company is primarily exposed to foreign currency fluctuations in relation to its US dollar trade payables. US dollar financial instruments subject to foreign exchange risk are summarized below. The Company has assessed the risk and decided not to hedge the risk.

(US$)	May 31, 2024 $	May 31, 2023 $
Cash and cash equivalents	140	185
Trade payables	37,647	13,542
Net US dollar exposure	37,507	13,357

As at May 31, 2024, with other variables unchanged, a $0.10 change in the Canadian dollar against the US dollar would result in a $3,751 pre-tax loss (May 31, 2023: $1,336) from the Company's financial instruments.

Credit risk

Credit risk arises from cash and cash equivalents held with a bank as well as credit exposure to customers in the form of outstanding trade and other receivables but excluding balances receivable from government entities. The maximum exposure to credit risk is equal to the carrying value of the Company's cash and other receivables which reflects management's assessment of the credit risk which at May 31, 2024 was $3,066,515 (May 31, 2023: $4,177,152).

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

Impairment losses

The allowance for doubtful accounts in respect of other receivables is used to record impairment losses unless the Company is satisfied that no recovery of the amount owing is possible. At that point, the amounts are considered unrecoverable and are written off against the financial asset directly. The Company did not record any impairment for years ended May 31, 2024 and May 31, 2023.

Liquidity risk

Liquidity risk is the exposure of the Company to the risk of not being able to meet its financial obligations as they become due. The Company manages liquidity risk through management of its cash and cash equivalents and working capital balances.

The table below provides an analysis of the expected maturities of the Company's outstanding obligations as at May 31, 2024:

	Due prior to
	Amount	2025	2026	2027	2028+
	$	$	$	$	$
Trade payables and other current liabilities	461,947	461,947	-	-	-
Lease liability (Note 11)	138,586	40,356	44,136	48,627	5,467
Total expected maturities	600,533	502,303	44,136	48,627	5,467

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Company's income (loss) or the value of its financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters while optimizing returns.

Capital management

Management is focused on several objectives while managing the capital structure of the Company, specifically:

  Ensuring the Company has the financing capacity to execute its business plan and meet its strategic objectives while capitalizing on opportunities that add value for the Company's shareholders;
  Maintaining a strong capital base; and
  Safeguarding the Company's ability to continue as a going concern, such that it provides returns for shareholders and benefits for other stakeholders.

21. OPERATING SEGMENTS

Reportable Segments

The business is in early stage focusing on developing environmentally responsible technology for converting end-of-life plastics and tire rubber to specialty chemicals and fuels that replace petroleum, upgrading of heavy crude oils and the transformation of renewable oils into renewable fuels and specialty chemicals. For management purposes, the Company activities are managed and monitored by senior management as one operating segment. The financial statements included are the same financial statements that management uses to monitor the performance of the Company and for the allocation of resources.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

Entity Wide Disclosures

As at May 31, 2024, the Company's operations and assets were in Canada and the Netherlands.

As at May 31, 2024, geographic information was as follows:

	Canada	Netherlands
Assets	6,949,603	7,148
Loss and comprehensive loss	(7,246,353)	(190,508)

As at May 31, 2023, geographic information was as follows:

	Canada	Netherlands
Assets	7,580,826	-
Loss and comprehensive loss	(5,863,317)	-

As an early-stage development company, the Company was not yet generating sustainable revenues from its development activities. The revenues of $337,516 for the year ended May 31, 2024, related to revenue earned following the completion of services pursuant to technical evaluation agreements with five confidential publicly traded organisations for execution of a proof of concept and evaluation of the Company's HPU and HBU technology (Note 14).

22. SUPPLEMENTAL CASH FLOW INFORMATION

For the years ended May 31, 2024 and 2023, the net change in non-cash working capital balances consists of the following:

	May 31, 2024 $	May 31, 2023 $
Other receivables	136,629	(306,498)
Prepaid expenses	50,870	(79,470)
Trade payables and other current liabilities	116,143	(315,497)
Project contributions payable	464	464
Net change in non-cash working capital balances	304,106	(701,001)

23. SUBSEQUENT EVENTS

Private Placement

On June 17, 2024, the Company completed a non-brokered private placement pursuant to which it has issued an aggregate of 2,711,077 units (each, a "June 2024 Unit"), at a price of $1.30 per June 2024 Unit for gross proceeds of $3,524,400. Each June 2024 Unit is comprised of one common share and one‐half of one common share purchase warrant (the "June 2024 Share Warrant"). Each June 2024 Share Warrant entitles the holder to acquire one common share at an exercise price of $1.60 per common share for a period of two years from the closing date. The warrants are also subject to an acceleration right held by the Company if the shares have a closing price of $1.90 or greater per common share on the Canadian Securities Exchange (or such other exchange on which the common shares may be traded at such time) for a period of ten (10) consecutive trading days at any time from the date that is four months and one day after the closing date. The Company paid cash finder's fees of $144,054, all of which were recorded as share issuance costs, and issued 74,059 finder's warrants (the "June 2024 Finder Warrants") to certain finders in connection with the Offering. Each June 2024 Finder Warrant is exercisable into one share at a price of $1.60 per common share for a period of two years after the closing date.

Stock Options

On August 6, 2024, the Company granted 2,685,000 stock options (the "Options") to purchase up to 2,685,000 common shares in the capital of the Company to certain directors, officers, employees, and a consultant of the Company in accordance with the Company's omnibus equity incentive plan. The options are exercisable for a period of five years from the date of grant at a price of $2.00 per common share. The Options will vest on a monthly basis over a period of two years from the date of grant. All 2,685,000 of the Options and the common shares underlying such Options are subject to a hold period of four months and one day from the date of issuance.

Aduro Clean Technologies Inc. Notes to the Consolidated Financial Statements For the year ended May 31, 2024 Expressed in Canadian Dollars

Exercise of options and warrants

Subsequent to May 31, 2024, 21,606 share purchase warrants were exercised at an exercise price of $0.50, 1,100,416 share purchase warrants were exercised at an exercise price of $1.00, 250,521 share purchase warrants were exercised at an exercise price of $1.30, 262,500 share purchase warrants were exercised at an exercise price of $1.60, 20,000 options were exercised at an exercise price of $1.00, and 67,000 options were exercised at an exercise price of $1.49 for total gross proceeds of $1,976,727. The number of share purchase warrants and options exercised, and the respective exercise prices are presented on a pre-consolidation basis.

Conversion of Class B Special Warrants

On August 14, 2024, the Company's Class B Special Warrants were automatically converted into common shares for no additional consideration upon the achievement of the SM in the SEA between the Company and Aduro Energy Inc. dated October 22, 2020, as amended (see Note 12). As a result of the conversion, the Company issued an aggregate of 4,102,563 post-consolidation Shares.

Share Consolidation

On August 20, 2024, the Company consolidated its common shares on the basis of one (1) post-consolidation share for three and one quarter (3.25) pre-consolidation shares (the "Consolidation"). The Consolidation became effective at the opening of the market on August 20, 2024. The Company's trading symbol, "ACT", remained the same following the Consolidation. Prior to the Consolidation, a total of 88,316,467 shares were issued and outstanding. Accordingly, upon the Consolidation becoming effective, a total of 27,174,361 shares were issued and outstanding.